UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

(Rule 14a-101)

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Zevra Therapeutics, Inc.

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Zevra Therapeutics Files Preliminary Proxy

Confirms Receipt of Two Director Nominees from Daniel J. Mangless

Stockholders Are Not Required to Take Action at This Time

CELEBRATION, Fla., March 31, 2025 (GLOBE NEWSWIRE) – Zevra Therapeutics, Inc. (Nasdaq:GS ZVRA) (“Zevra,” or the “Company”), a commercial-stage company focused on providing therapies to people living with rare disease, today announced it has filed its preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Company’s 2025 Annual Meeting of Stockholders (“Annual Meeting”). Stockholders do not need to take any action with respect to the 2025 Annual Meeting at this time.

In its preliminary proxy statement, Zevra announced that the Board has nominated two directors for re-election at the Company’s Annual Meeting – Wendy L. Dixon, Ph.D., and Tamara A. Favorito.

With the re-election of these two incumbent directors, the Zevra Board would continue to be comprised of eight highly-qualified directors, seven of whom are independent, seven of whom have joined the Board since 2023, and all of whom have been actively engaged in overseeing Zevra’s transformation into a more focused organization with full commercial capabilities and a strong balance sheet that is creating value for patients and stockholders. The two incumbent directors nominated for re-election collectively bring over 70 years of life sciences industry experience, deepening the Board’s collective expertise in drug development, commercialization, and financial strategy. Dr. Dixon is a member of the Company’s Audit Committee, and Ms. Favorito has served as Board Chair since 2023 and as the Audit Committee Chair since 2021.

In its preliminary proxy statement, the Company also disclosed that a stockholder, Daniel J. Mangless, is proposing the election of two candidates to the Board of Directors, Travis C. Mickle, Ph.D. and Arthur C. Regan. Given the Company’s strong momentum with respect to its strategic plan, the Zevra Board believes that a proxy contest is not in the best interests of the Company or its stockholders. The addition of Mr. Mangless’ nominees, which include Dr. Mickle, who cannot be considered independent due to his former roles as CEO and President of the Company until his resignation in 2023 and his ongoing consulting arrangement with the Company until 2024, could be highly disruptive to Board dynamics and impede management’s continued execution of its strategic plan. As such, Zevra’s Board recommends that stockholders reject these efforts by Mr. Mangless, which are not in the best interests of all stockholders.

The Company today issued the following statement:

“Zevra has made tremendous progress over the last two years, with our Board and management team working closely to transform the Company into a more efficient, more focused organization that is better positioned to create value for our patients and stockholders. We continue to deliver across the four pillars of the five-year strategic plan we detailed in late 2024, which are commercial excellence, pipeline and innovation, talent and culture, and corporate foundation. We have a clear path forward to generate value for our stakeholders as we continue our evolution into a leading rare disease company.

Since our 2023 annual meeting of stockholders, we launched our first two products, conducted a comprehensive review of our pipeline and portfolio to ensure that we are invested in the highest return opportunities, significantly strengthened and refreshed our Board, strengthened our leadership team, and reinforced our strong financial foundation. We are thrilled with our progress, which positioned Zevra to deliver record net product revenue during the fourth quarter of 2024. As highlighted in our fourth quarter and fiscal year 2024 results, we have a focused plan and a cash runway extending into 2029, without including the anticipated proceeds from the recent sale of the Priority Review Voucher (PRV), received as a result of FDA approval of MIPLYFFATM, for $150 million. This non-dilutive capital adds significant strength to execute on our strategic priorities, with our immediate focus on executing the commercial launches of MIPLYFFA and OLPRUVA®, investments in celiprolol and our other development programs, and building our corporate foundation while we earn the right to make disciplined growth investments in the future.

Over the past several months, we have actively engaged with Mr. Mangless in an attempt to avoid a costly proxy contest that could distract from our continued strong execution. Given his relatively small ownership of the Company and already having three of his nominees elected to the Board in 2023, Mr. Mangless appears intent on trying to secure control of the Board to advance his interests, to the detriment of Zevra and its stockholders. We take feedback from our stockholders seriously, and have significant stockholder representation on the Board.

Given our continued momentum, we believe that delivering on our strategic plan is the best path forward. As demonstrated by our outperformance over the past year compared to peers and the broader market, we are confident that we have the Board and management team in place to execute on our financial and operational goals.”

Zevra’s preliminary proxy materials can be found on the SEC’s website at www.sec.gov. Once finalized, the Company’s definitive proxy materials will be mailed to all stockholders eligible to vote at the 2025 Annual Meeting. Stockholders may also receive materials, in the mail or otherwise, from Mr. Mangless. The Zevra Board recommends that stockholders discard any proxy materials from Mr. Mangless and vote using the WHITE proxy card they will receive as part of the definitive proxy materials that will be delivered by the Company.

About Zevra Therapeutics, Inc.

Zevra Therapeutics, Inc. is a commercial-stage company combining science, data, and patient needs to create transformational therapies for rare diseases with limited or no treatment options. Our mission is to bring life-changing therapeutics to people living with rare diseases. With unique, data-driven development and commercialization strategies, the Company is overcoming complex drug development challenges to make new therapies available to the rare disease community.

Expanded access programs are made available by Zevra Therapeutics, Inc. and its affiliates and are subject to the Company’s Expanded Access Program (EAP) policy, as published on its website. Participation in these programs is subject to the laws and regulations of each jurisdiction under which each respective program is operated. Eligibility for participation in any such program is at the treating physician’s discretion.

For more information, please visit www.zevra.com or follow us on X and LinkedIn.

Cautionary Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s actions to enhance stockholder value, the Company’s plans with respect to director candidates nominated by stockholders; the consummation of the PRV sale transaction, its impact on the Company’s balance sheet, and its impact on our ability to execute on our commercial programs and future growth; our strategic, financial, operational, and product development objectives; and the timing of any of the foregoing.

Forward-looking statements are based on information currently available to Zevra and its current plans or expectations. They are subject to several known and unknown uncertainties, risks, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including that the PRV sale is subject to conditions and may not close in the timeframe expected or at all, and the other important factors are described in detail in the “Risk Factors” section of Zevra’s Annual Report on Form 10-K for the year ended December 31, 2024, and Zevra’s other filings with the SEC. While we may elect to update such forward-looking statements at some point in the future, except as required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot assure that such expectations will prove correct. These forward-looking statements should not be relied upon as representing our views as of any date after the date of this press release.

Additional Information and Where to Find It

Zevra intends to file with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the 2025 Annual Meeting of Stockholders.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) THAT WILL BE FILED BY ZEVRA, AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED BY ZEVRA WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION.

Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Zevra free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Zevra are also available free of charge by accessing Zevra’s investor relations website at investors.zevra.com.

Participants in the Solicitation

Zevra, its directors, executive officers, and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Zevra. Information about Zevra’s executive officers and directors is available under the heading “Information about our Executive Officers and Directors” in Part I of Zevra’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 12, 2025 and under the headings “Proposal 1: Election of Directors,” “Executive Officers,” “Security Ownership of Certain Beneficial Owners and Management” and “Executive Compensation,” and “Director Compensation” in Zevra’s definitive proxy statement on Schedule 14A for its annual meeting of stockholders held in 2024, which was filed with the SEC on April 3, 2024. Changes in the holdings of our directors and executive officers of Zevra securities that were reported in such definitive proxy statement are reflected in the following Forms 3 and Forms 4 filed with the SEC by the persons and on the dates noted: a Form 3 filed with the SEC by Rahsaan W. Thompson (June 25, 2024), a Form 3 filed by Adrian W. Quartel (March  27, 2025), and the following Forms 4: Thomas Anderson (May  15, 2024), Alvin Shih (May 15, 2024), Corey M. Watton (May 15, 2024), Douglas W. Calder (May 15, 2024), Tamara A. Favorito (May 15, 2024), Wendy L. Dixon (May 15, 2024), John B. Bode (May   15, 2024), Rahsaan W. Thompson (June 25, 2024), John B. Bode (July 15, 2024), Thomas Anderson (July 16, 2024), R. LaDuane Clifton (July 17, 2024), Corey M. Watton (October 16, 2024), Neil F. McFarlane (February 3, 2025), R. LaDuane Clifton (February  3, 2025), Joshua Schafer (February  3, 2025), Rahsaan W. Thompson (February 3, 2025), Neil F. McFarlane (February 10, 2025), Neil F. McFarlane (February 14, 2025), R. LaDuane Clifton (February 14, 2025), Joshua Schafer (February  14, 2025), John B. Bode (March 21, 2025), and Adrian W. Quartel (March 27, 2025).These documents are available free of charge at the SEC’s website at www.sec.gov. Copies of the documents are also available free of charge by accessing Zevra’s investor relations website at investors.zevra.com.

Contacts

For investor inquiries

Nichol Ochsner

+1 (732) 754-2545

nochsner@zevra.com

For media inquiries

FTI Consulting

Pat Tucker / Tanner Kaufman

zevratherapeutics@fticonsulting.com